CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports on the financial statements and financial highlights dated November 29, 2016 with respect to Dreyfus International Equity Fund and Dreyfus Small Cap Equity Fund for the fiscal year ended September 30, 2016 and dated December 29, 2016 with respect to Dreyfus International Small Cap Fund for the fiscal year ended October 31, 2016, which are incorporated by reference in this Registration Statement (Form N-1A Nos. 333-100610 and 811-21236) of Dreyfus Stock Funds.

/s/ ERNST & YOUNG LLP

New York, New York
March 27, 2017